Exhibit 99.1

GTCR Acquires Vocus, Inc.

Deal Expands Firm’s Position in Attractive PR Software Category

CHICAGO, IL and BELTSVILLE, MD – May 30, 2014 – GTCR, a leading private equity firm, and Vocus, Inc. (“Vocus”) (NASDAQ: VOCS), a leading provider of cloud-based public relations and marketing software, jointly announced today the successful completion of the acquisition of Vocus by an affiliate of GTCR.

Vocus provides cloud-based public relations and marketing software that enables companies to acquire and retain customers. By automating and integrating essential elements of PR functions, the company’s solutions help organizations manage communications with reporters and the public as well as identify and analyze relevant news stories. More than 16,000 annual subscription customers across a wide variety of industries use Vocus software.

“We are very pleased to announce the successful completion of this transaction in partnering with Vocus to help maximize its growth potential,” said Mark Anderson, a GTCR Managing Director. “Vocus has a demonstrated history of developing innovative software that helps its customers to be more productive.”

The tender offer by GTCR’s affiliate, GTCR Valor Merger Sub, Inc. (“Merger Sub”), for all outstanding shares of Vocus’s common stock expired at 9:30 a.m., New York City time, on May 30, 2014. American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, advised that, as of the expiration time, 18,820,894 shares of Vocus common stock (excluding shares of common stock tendered through guaranteed delivery procedures that had not yet been delivered in settlement or satisfaction of such guarantee) were validly tendered and not properly withdrawn in the offer. All shares validly tendered and not properly withdrawn were accepted for purchase and (except for shares tendered through guaranteed delivery procedures that had not yet been delivered in settlement or satisfaction of such guarantee) were paid for by Merger Sub. Immediately following its acceptance of shares tendered in the offer, Merger Sub acquired, pursuant to an agreement with JMI Equity Fund VI, L.P. (“JMI”), all of the outstanding shares of Vocus’s Series A Convertible Preferred Stock for its stated value of $77.3 million.

Merger Sub also exercised the “top-up” option granted under the previously announced merger agreement, pursuant to which Vocus issued shares to Merger Sub at the offer price of $18.00 per share in an amount sufficient to enable Merger Sub to effect a short-form merger.

As a result of the purchase of shares in the offer, the purchase of the Series A Convertible Preferred Stock and the purchase of shares pursuant to the “top-up” option, Merger Sub had sufficient ownership to approve its contemplated merger with Vocus without the affirmative vote of any stockholder of Vocus. Accordingly, affiliates of GTCR effected a short-form merger in which Merger Sub merged with and into Vocus, with Vocus surviving the merger and continuing as a wholly owned subsidiary of GTCR Valor Companies, Inc. Each Vocus share not previously purchased in the offer was converted in the merger into the right to receive, subject to appraisal rights, the same $18.00 per share price, net to the seller in cash, without interest and subject to any applicable tax withholding, that was paid in the offer. May 30, 2014 is the last day Vocus shares trade on the NASDAQ Global Select Market.

Deutsche Bank Securities Inc. is serving as financial advisor and Latham & Watkins LLP is serving as legal counsel to GTCR. Stifel is serving as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Vocus.

About GTCR

Founded in 1980, GTCR is a leading private equity firm focused on investing in growth companies in the Financial Services & Technology, Healthcare and Information Services & Technology industries. The Chicago-based firm pioneered The Leaders Strategy™ – finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, GTCR has invested more than $10 billion in over 200 companies. For more information, please visit www.gtcr.com.

About Vocus

Vocus provides leading cloud-based public relations and marketing software that enables companies to acquire and retain customers. The company offers products and services to help clients attract and engage prospects, nurture and convert customers, and measure and improve marketing effectiveness. More than 16,000 annual subscription customers across a wide variety of industries use Vocus software. The company is headquartered in Beltsville, MD with offices in North America, Europe and Asia. For more information, visit www.vocus.com or call (800) 345-5572.

Forward Looking Statements

Certain statements made herein with respect to the tender offer and related transactions, including, for example, the potential benefits of the merger, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.